Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF INCORPORATION

OF

FORTUNE RISE ACQUISITION CORPORATION

A STOCK CORPORATION

(WITH DIRECTORS LIABILITY)

The undersigned, for the purposes of forming a corporation under the laws of the State of Delaware, does make, file and record this Certificate of Incorporation, and does hereby certify as follows:

FIRST:            The name of the corporation is Fortune Rise Acquisition Corporation (the "Corporation").

SECOND:       The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Suite 403-B, Wilmington, DE 19805, New Castle County. The name of the Corporation's registered agent at such address is Vcorp Services, LLC.

THIRD:           The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended from time to time (the "DGCL").

FOURTH:       The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 62,000,000, of which, 60,000,000 shares shall be Common Stock, par value $0.0001 per share, and 2,000,000 shares shall be Preferred Stock, par value $0.0001 per share.

A.      Preferred Stock. The Preferred Stock initially shall be undesignated as to series. Any Preferred Stock not previously designated as to series may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board), without further stockholder approval, and such resolution or resolutions shall also set forth the voting powers, full or limited or none, of each such series of Preferred Stock and shall fix the designations, preferences and relative, participating, optional or other special rights of each such series of Preferred Stock and the qualifications, limitations or restrictions of such powers, designations, preferences or rights (a “Preferred Stock Designation”). The Board of Directors is also authorized to fix the number of shares of each such series of Preferred Stock. The Board of Directors is authorized to alter the powers, designation, preferences, rights, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

B.      Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH:            The name and mailing address of the sole incorporator of the Corporation are as follows:

Name:	Fortune Rise Sponsor LLC
Address:	48 Bridge Street Building A, Metuchen, New Jersey 08840

SIXTH:           The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.      Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B.      The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation.

C.      The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interests, or for any other reason.

D.      In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SEVENTH: A.      A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.      The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

IN WITNESS WHEREOF, the undersigned incorporator has executed this Certificate of Incorporation this 29th day of January 2021.

Fortune Rise Sponsor LLC
(Sole Incorporator)

/s/ Yuanmei Ma
Name: Yuanmei Ma
Title: Sole Member

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